EXHIBIT 10.5

[CENTENNIAL BANK OF THE WEST LETTERHEAD]

February 7, 2005

Mr. William R. Farr

3535 Wagon Trail Road,

Greeley, Colorado 80634

Dear Bill:

This letter sets forth your post-retirement arrangements with Centennial Bank of the West (“Centennial”).

1. Duties. From July 1, 2005 to June 30, 2006 (the “Transition Period”), you will provide part-time services to the new President and Chief Executive Officer of Centennial to assist in his or her transition into the job.

No later than thirty (30) days prior to the end of the Transition Period, you and Centennial will discuss what further role, if any, you wish to occupy at Centennial.

2. Directorships. During the Transition Period, you will serve as a director on the Board of Directors of Centennial Bank Holdings, Inc. (“CBH”). After the Transition Period, you and Centennial will determine if you should continue to serve as a director of CBH.

3. Fees and Payments During Transition Period.

(a) Lump Sum Payment. No later than July 15, 2005, Centennial shall pay you a lump sum in cash in an amount of $265,000, less applicable withholding. Centennial’s obligation to make the payment to you described in this Section 3 is contingent upon your execution of a Waiver and Release of Claims, a form of which is attached to this letter as Annex A.

(b) Director’s Fees. During the Transition Period, you will be entitled to receive director’s fees for your service on the CBH Board of Directors.

(c) No Other Compensation or Benefits During Transition Period. Except as provided in Sections 3(a) and 3(b), during the Transition Period, you will not be entitled to any salary, bonus or benefits from Centennial, except for any benefits to which you may be entitled as a result of your retirement from Centennial.

4. Governing Law. This letter is made and entered into in the State of Colorado, without regard to conflict of laws rules, and the laws of Colorado shall govern its validity and interpretation in the performance by the parties of their respective duties and obligations.

5. Indemnification. Following the date of this letter, Centennial shall not take any action to amend Centennial’s Articles of Incorporation, or to amend any articles of incorporation or association of any corporation or bank, respectively, that is an affiliate of Centennial, if such amendment would adversely affect your right to receive indemnification from such corporation or bank.

6. Arbitration. Except as otherwise expressly provided herein, any dispute, controversy, or claim arising out of or relating to this letter or breach thereof, or arising out of or relating in any way to your arrangements with Centennial or the termination thereof, shall be submitted to arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this letter, but instead is limited to interpreting this letter. In the case of any arbitration or subsequent judicial proceeding arising after the end of the Transition Period or termination of this letter, you shall be awarded your costs, including attorneys’ fees, provided you substantially prevail on at least one claim.

7. Assistance in Litigation. You shall make yourself available, upon the request of Centennial, to testify or otherwise assist in litigation, arbitration, or other disputes involving Centennial, or any of the directors, officers, employees, subsidiaries, or parent corporations of either, at no additional cost during the Transition Period, and at any time following the termination of this letter for any reason, at the rate of One Thousand and No/100 Dollars ($1,000) per day or portion thereof, plus all associated out-of-pocket expenses for complying with this Section 7.

8. Notices. Any notice or communication required or permitted to be given to you and Centennial shall be delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as you or Centennial may have substituted by notice pursuant to this Section.

(a)	If to Centennial:

Centennial Bank of the West
4650 Royal Vista Circle
Fort Collins, Colorado 80528

(b)	If to you:

William R. Farr
3535 Wagon Trail Road
Greeley, Colorado 80634

9. Binding Agreement. This letter shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this letter to your devisee, legatee, or other designee, or, if there be no such designee, to your estate. This letter shall inure to the benefit of and be enforceable by Centennial and its successors and assigns.

10. Captions. The captions of this letter are inserted for convenience and are not part of the letter.

11. Severability. In case anyone or more of the provisions contained in this letter shall for any reason be held to be invalid, illegal, or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this letter. This letter shall be construed as if such invalid, illegal or unenforceable provision had never been a part of the letter and there shall be deemed substituted therefore such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.

12. Counterparts. This letter may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same letter.

Yours very truly, [CENTENNIAL BANK OF THE WEST]

By signing below, each signatory agrees to the terms of this letter.

DATED: February 7, 2005

CENTENNIAL BANK OF THE WEST

By:	/s/ Paul Taylor
Name:	Paul Taylor
Title:	Executive Vice President and Chief Financial Officer

/s/ William R. Farr
William R. Farr

WAIVER AND RELEASE OF CLAIMS

In consideration of the payments and arrangements set forth in the letter agreement between you and Centennial Bank of the West, a Colorado state-chartered bank (“Centennial”), dated February 7, 2005 (the “Agreement”) and incorporated herein by reference, you agree knowingly and voluntarily as follows:

1. You knowingly and voluntarily waive and release forever whatever claims you ever had, now have or hereafter may have against Centennial and any subsidiary or affiliate of Centennial, and any of its present and former employees, directors, officers and agents (collectively referred to as “Releasees”), based upon any offer, agreement, matter, occurrence or event existing or occurring prior to the execution of this waiver and release of claims, including anything relating to your employment by Centennial or to the termination of such employment or to your status as a shareholder or creditor of Centennial.

This release and waiver includes but is not limited to any rights or claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful or abusive discharge, for breach of any contract, for misrepresentation, for breach of any securities laws, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (except that you do not waive ADEA rights or claims that may arise after the date of this agreement).

2. The payments received by you pursuant to the Agreement shall be in lieu of any and all other amounts to which you might be, are now or may become entitled from Centennial and, without limiting the generality of the foregoing, you hereby expressly waive any right or claim that you may have or assert to payment for salary, bonuses, medical, dental or hospitalization benefits, life insurance benefits or attorneys’ fees; provided, however, that notwithstanding any other provision of this agreement, you do not waive any of your rights and Centennial shall comply with its obligations with respect to (i) the payments and arrangements set forth in the Agreement and (ii) continuation coverage requirements under Section 4980B of the Internal Revenue Code of 1986, as amended (commonly referred to as “COBRA”).

3. You agree that you will not knowingly orally or in writing criticize, disparage or undermine the reputation of any Releasee.

You also hereby expressly agree not to discuss the business affairs of and any of its subsidiaries and affiliates with any member of the press (or to otherwise make such information publicly available) at any time without the express written consent of Centennial. Your signature below will also constitute your agreement that you will not disclose, directly or indirectly, to anyone other than your spouse, counsel, accountants or financial advisors, the terms of this release and waiver of claims or the Agreement, except as may be required by law or in response to regulatory inquiry, judicial process or order.

Notwithstanding anything herein to the contrary, you hereby expressly agree that the severance payment and arrangements set forth in the Agreement may be offset by any amounts you owe to Centennial or any of its subsidiaries or affiliates.

Your signature below will also constitute confirmation that you have (i) made such waivers, releases, agreements and confirmation in consideration for the severance payment and other arrangements set forth in the letter, (ii) been given at least 21 days within which to consider this Settlement Agreement and its consequences, and (iii) been advised prior to signing this release and waiver of claims to consult, and have consulted, with an attorney of your choice. For a period of seven days following the execution of this release of claims, you may revoke this release, and forfeit any right you have to the severance payments and other arrangements described under the Agreement.

This release and waiver of claims shall be governed by the laws of the State of Colorado, without regard to principles of conflict of laws.

AGREED AND CONFIRMED:

Date: , 200

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